Exhibit 99.1

1847 Goedeker Announces Fiscal Year 2020 Results with Written Orders Up 99% to $123.2M on 57% YoY Increase in Site Sessions

● Cash flow from operations increased to $5.4M vs $(1.7M) in 2019

● FY20 revenue up 15.8% year-over-year to $55.1M

● Company to host conference call at 4:15 p.m. ET today

BALLWIN, Mo. – March 29, 2021 (BUSINESSWIRE) – 1847 Goedeker Inc. (NYSE American: GOED) (“Goedekers” or the “Company”), a one-stop e-commerce destination for appliances and furniture, today reported financial results for its fiscal year ended December 31, 2020.

Key Highlights:

●	Site sessions increased 57% to 9.9 million in 2020, up from 6.3 million in 2019.

●	Written orders totaled $123.2 million in 2020, up 99% from $61.8 million in 2019.

●	Shipped orders increased to $55.1 million in 2020, up 15.8% from $47.6 million in 2019. Pandemic-driven industry-wide supply interruptions and shortages significantly reduced product available to ship; had the Company shipped at its 2018-2019 rate, total shipped orders, or revenue, would have increased by $42 million to $97.3 million for the year, up 104% compared to 2019 revenue.

●	The industry-wide lack of supply significantly impacted COGS and certain variable and fixed operating expenses which were higher relative to revenue; manufacturers anticipate production will return to normal levels by the end of Q2 2021.

●	Completed multiple strategic investments to prepare for scalable and accelerated growth and a return to pre-Covid levels of product availability, with investments in logistics, electronic data interchange, and customer service and sales staffing increasing throughout the year.

●	Tripling shipping capacity with new fulfillment center lease signed in January 2021; expect to begin order fulfillment operations at new facility in Q2.

●	New fulfillment center includes on-trend showroom and office space for corporate operations; the showroom is expected to open in the summer of 2021.

●	Appliances Connection acquisition, announced in Q4 2020 and on pace to close in Q2 2021, expected to create one of the largest independent online retailers of household appliances in the U.S.

●	Generated record-breaking Black Friday / Cyber Monday results, alongside Appliances Connection, and both companies continued strong growth in site sessions and written orders for December 2020 and January and February 2021.

“2020 was a transformational year for Goedekers,” stated Doug Moore, CEO of 1847 Goedeker. “Our successful August 2020 IPO on the NYSE American set the stage for our pending acquisition of Appliances Connection, which remains on track to close in the coming months. Our IPO also strengthened our financial position, enabling increased marketing spend that led to record orders that will increasingly convert to revenues as industry supply chain issues resolve.”

Moore continued, “At the same time industry supply improves, we are making strategic investments to prepare for the return to normal levels of product availability. During the year, and particularly in the fourth quarter, we continued to invest in our infrastructure with significant investments in logistics, electronic data interchange, customer service staff, and phone sales associates. These investments have continued into 2021 with a new fulfillment center that will triple our shipping capacity and is expected to begin operations in the second quarter.”

“We are pleased to report continued growth of site sessions throughout 2020 which drove a near doubling of written orders and ultimately paved the way for a significant improvement to our cash flow from operations. As manufacturers return to prior production levels, we believe that Goedekers will quickly return to its normal shipping trends. Our upcoming acquisition of Appliances Connection will strengthen our ability to more efficiently meet growing consumer demand, with a near term look beyond supply constraints creating a clear path to profitability.”

Bob Barry, CFO of Goedekers, added, “We are restating our 2019 annual financial statements to reflect an accrual for sales taxes that might be assessed by the states where we sell. Like many other companies that sell their products almost exclusively online, we concluded that we should accrue a liability for potential sales taxes that might be payable to the states in which we sell our products as a result of the US Supreme Court’s 2018 decision in South Dakota v. Wayfair, Inc., which provided that states may require remote sellers to collect sales tax under certain circumstances. We will also restate our 2019 and 2020 second and third quarter results to reflect the accruals. The changes result in an accrued non-cash charge of $2.9 million in both 2019 and 2020.”

Fiscal Year 2020 Financial Highlights:

●	Cash flow from operations improved $7.1 million to $5.4 million in the year ended December 31, 2020, up from ($1.7 million) in the prior year period.

●	As of December 31, 2020, the Company had $9.9 million of cash, including unrestricted of $0.9 million and restricted of $9.0 million.

●	Net revenue increased 15.8% to $55.1 million in 2020, up from $47.6 million in 2019, which included $12.9 million for our predecessor from January 1, 2019 to April 5, 2019 and $34.7 million for our successor from April 6, 2019 to December 31, 2019. Growth was primarily driven by higher demand resulting from increased advertising spend.

●	Gross profit was $7.3 million, or 13.2% of total net revenue, compared to $8.0 million in 2019, which included $1.9 million for our predecessor from January 1, 2019 to April 5, 2019 and $6.1 million for our successor from April 6, 2019 to December 31, 2019. Gross profit was impacted on a year-over-year basis by supply chain issues related to Covid-19.

~~•~~	Operational results in 2020 show a loss of $14.4 million. Adjusted for approximately $4 million in non-recurring SG&A, pre-Covid order fulfillment rates and gross profit margins, operating loss would have been $1.6 million.

Albert Fouerti, President of Appliances Connection, commented, “We continue to share parallel success in site sessions and order performance and remain excited for the expected rapid growth of our combined companies.”

Moore continued, “We are executing on a proven DTC model of current investment driving scalable growth, including $600k invested toward our Appliances Connection acquisition in the fourth quarter alone. We have demonstrated that consumers like to purchase big ticket items online, and we are building the infrastructure to support the growth that we believe will accelerate as manufacturers produce enough product to meet demand. We are still in an early stage of capitalizing on a $20 billion industry opportunity and are relentlessly executing on our vision of growing Goedekers into a billion-dollar revenue company as we change the way Americans shop for appliances.”

Webcast and Conference Call

The Company will host a conference call and webcast to discuss its fourth quarter and fiscal year 2020 financial results today at 4:15 p.m. ET. Shareholders and other interested parties may participate in the conference call by dialing 1-877-407-9039 (U.S. Toll-Free) or 1-201-689-8470 (International) a few minutes before the 4:15 p.m. ET start time. An audio-only webcast is also available by visiting:

http://public.viavid.com/index.php?id=144133

For interested individuals unable to join the conference call, a dial-in replay of the call will be available until April 12, 2021 and can be accessed by dialing +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International) and entering replay pin number: 13718138.

About 1847 Goedeker Inc.

1847 Goedeker Inc. is an industry leading e-commerce destination for appliances, furniture, and home goods. Since its founding in 1951, Goedekers has transformed from a local brick and mortar operation serving the St. Louis metro area to a respected nationwide omnichannel retailer that offers one-stop shopping for national and global brands. While the Company maintains its St. Louis showroom, over 95% of sales are placed through its website (www.Goedekers.com). Goedeker’s provides visitors an easy to navigate shopping experience and offers more than 141,000 items organized by category and product features. Learn more at www.Goedekers.com.

Forward Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the public offering filed with the Securities and Exchange Commission and other reports filed with the Securities and Exchange Commission thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Contact:

Dave Gentry, CEO

RedChip Companies

Office: 1.800.RED.CHIP (733.2447)

Cell: 407.491.4498

dave@redchip.com

SOURCE: 1847 Goedeker Inc.

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